Exhibit 99.1

M-Wave to Move Its Headquarters

New Facility to Satisfy Growth Demands

FRANKLIN PARK, IL--(Marketwire - March 06, 2008) - M-Wave, Inc. (NASDAQ: MWAV), a provider of international procurement services and a virtual manufacturer of customer-specified electronic components, sub-assemblies and consumer products, announced today it has signed a 37 month triple-net lease with 1300 Norwood Associates LLC. The facility is a single tenant facility centrally located in Itasca, Illinois, a northwestern suburb of Chicago. The Company intends to occupy the 17,600 square foot facility prior to late May of this year.

M-Wave has been experiencing year-to-year growth since it adopted its new operating plan in 2006 that eliminated domestic manufacturing and certain high-risk industry concentration, instead focusing on specialized end-to-end Asian procurement and supply chain services for contract manufacturers, industrial manufacturers and consumer products firms. "We have taken a step toward satisfying our growth plan that places operations in a much-improved, spacious, and centrally controlled facility," stated Jim Mayer, M-Wave's CEO.

M-Wave, Inc.'s new address will be: 1300 Norwood Avenue, Itasca, Illinois 60413. It is located in the I-355 and I-290 corridor in the vicinity of major shipping centers including O'Hare International Airport.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions assemblies and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, contract manufacturing and other consumer products. M-Wave additionally offers domestic and international supply chain services for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2006, its report on Form 10-QSB for the period ended September 30, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

Additional Information

M-Wave's website is located at www.mwav.com.

Contact:
M-Wave, Inc.
Jim Mayer
CEO
Jeff Figlewicz
CFO
(630) 562-5550 extension 4751